Exhibit (c)-(2)

Duff&Phelps Fairness Analysis Prepared for: Jinpan International Ltd. The Special Committee of Independent Directors of the Board of Directors of Jinpan International Limited The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 Duff & Phelps Disclaimer • The following pages contain material that is being provided to the special committee of independent directors (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of Jinpan International Limited (“Jinpan”, or the “Company”) (solely in its capacity as such) in connection with a proposed transaction (the “Proposed Transaction”), as described herein. • The accompanying material was compiled and prepared on a confidential basis for the sole use of the Special Committee and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of Duff & Phelps, LLC (“Duff & Phelps” or “we”). • Because this material was prepared for use in the context of an oral presentation to the Special Committee, which is familiar with the business and affairs of the Company, neither the Company, the Special Committee, Duff & Phelps, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Company and the Special Committee. • These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review and as a basis upon which Duff & Phelps may render an opinion. • The information utilized in preparing this presentation was obtained from management of the Company and public sources. Any estimates and projections contained herein have been prepared by or based on discussions with management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information. • None of the selected public companies or M&A transactions used in our analysis is directly comparable to the Company.

3 Table of Contents Section 1. Introduction and Transaction Overview 2. Valuation Analysis - Discounted Cash Flow Analysis - Selected Public Companies / M&A Transactions Analysis 3. Valuation Summary Appendix 1. Duff & Phelps December 14, 2014 Valuation Analysis 2. Assumptions, Qualifications, and Limiting Conditions

 Section 1 Introduction and Transaction Overview

5 Introduction and Transaction Overview The Engagement • The Company and the Special Committee have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of common shares, par value US $0.0045 per share, of the Company (individually, a “Share” and collectively, the “Shares”), other than the Consortium (as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as a holder of Shares). The Proposed Transaction • It is Duff & Phelps’ understanding that the Proposed Transaction involves a “going private” transaction whereby Li Zhiyuan, the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer, and Forebright Smart Connection Technology Limited (collectively with their affiliates, the “Consortium”), will acquire all of the outstanding Shares of the Company not currently owned by the Consortium at a price of US $6.00 in cash per Share (the “Per Share Merger Consideration”). The Consortium has formed a new company incorporated under the laws of the British Virgin Islands (“Parent”) and an acquisition vehicle that is a wholly owned subsidiary of Parent (“Merger Sub”) for the purpose of implementing the acquisition in the form of a merger of the Company with Merger Sub, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent.

6 Introduction and Transaction Overview Scope of Analysis In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. 1. Reviewed the following documents: - The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended December 31, 2011, December 31, 2012, December 31, 2013, and December 31, 2014; - The Company’s unaudited interim financial statements included in the Company’s Form 6-K filed with the SEC for the nine months ended September 30, 2013, September 30, 2014, and September 30, 2015; - A detailed financial projections model for the years ending December 31, 2015 through December 31, 2020, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”); and - The preliminary, non-binding proposal letter, dated September 15, 2015, from Li Zhiyuan and Forebright Smart Connection Technology Limited. - Documents related to the Proposed Transaction (the “Transaction Documents”), including a draft, dated as of January 21, 2016, of the Agreement and Plan of Merger among FNOF E&M Investment Limited, Silkwings Limited, and the Company, a draft, dated as of January 21, 2016, of the Voting Agreement by and among FNOF E&M Investment Limited and the shareholders of the Company listed on Schedule A thereto, a draft, dated as of January 21, 2016, of the Rollover Agreement by and among FNOF E&M Investment Limited and the shareholders of the Company listed on Schedule A thereto, a draft, dated as of January 21, 2016, of the Limited Guarantee by Mr. Zhiyuan Li and Forebright New Opportunities Fund, L.P., a draft, dated as of January 21, 2016, of the Forebright Smart Connection Technology Limited Equity Commitment Letter, a draft, dated as of January 21, 2016, of the Mr. Zhiyuan Li Equity Commitment Letter, and a draft, dated as of January 21, 2016, of a Debt Commitment Letter by and among FNOF E&M Investment Limited, Mr. Zhiyuan Li, and Forebright New Opportunities Fund, L.P.; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business; 4. Reviewed the historical trading price and trading volume of the Company’s common stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

7 Introduction and Transaction Overview Ownership Summary Jinpan International Limited - Ownership Summary Special Committee Directors0.0% Other Shareholders66.5% Management Directors27.2% Institutional6.2% (1) Includes shares held by immediate family members. (2) Member of Consortium. Current Shareholders Common Shares In-the-Money Options Fully Diluted Shares % of Diluted Shares Management Directors Zhiyuan Li (CEO & President) (1) (2) Xiangsheng Ling (Vice President) 3,850,791 612,992 1,324 662 3,852,115 613,654 23.5% 3.7% Total Management Directors 4,463,783 2,532 4,466,315 27.2% Special Committee Directors Li-Wen Zhang (Independent Director) Cai Xu (Independent Director) Jing Zhang (Independent Director) 5,000 0 0 221 0 0 5,221 0 0 0.0% 0.0% 0.0% Total Special Committee Directors 5,000 221 5,221 0.0% Institutional First Wilshire Securities Management, Inc. 1,024,504 0 1,024,504 6.2% Other Shareholders 10,925,231 1,867 10,927,098 66.5% Total Institutional / Other 11,949,735 1,867 11,951,602 72.8% Total Shares 16,418,518 4,620 16,423,138 100.0% Source: Company SEC filings, Capital IQ, Company provided, Bloomberg.

8 Introduction and Transaction Overview Trading Analysis March 2014 Jnpan reports FY13 results. The Company reported net sales of $225.7m and net income of $16.6m June 2014 The board of directors appoints Mr. Donald S. Burris to the Audit Committee December 2014 Jinpan announces "going-private" proposal is terminated September 2014 Zhiyuan Li, Chairman and CEO enters bid for remaining shares in Jinpan September 2015 Zhiyuan Li, Chairman and CEO enters bid for remaining shares in Jinpan 52-Week Average Closing Price 52-Week High Closing Price 52-Week Low Closing Price $4.38 $5.37 $3.51 Offer Price Premium Relative To: * Volume Weighted Average Price (VWAP) calclucated from pre-announcment. Jinpan International Limited - Historical Daily Trading Volume (in thousands) One-Month Average % of Shares Outstanding % of Float 48.5 Three-Month Average 0.3% % of Shares Outstanding 0.4% % of Float 26.9 Six-Month Average 0.2% % of Shares Outstanding 0.2% % of Float 26.7 0.2% 0.2% Share Price Volume (thousands) Source: Company SEC filings, Capital IQ, Company provided, Bloomberg.

9 Introduction and Transaction Overview Proposed Transaction Summary Implied Transaction Value (RMB in thousands, except per share data) D&P Implied Range Low - High Current Price 1/19/2016 Proposed Transaction Per Share Price - USD (1) $4.58 - $6.49 $4.00 $6.00 Shares Issued and Outstanding (2) 16,419 16,419 16,419 16,419 Implied Equity Value (Excluding Options) Value of Options ¥ 495,136 - 1,951 - ¥ 700,399 2,687 ¥ 431,991 1,102 ¥ 647,986 1,802 Aggregate Equity Value ¥ 497,086 - ¥ 703,086 ¥ 433,093 ¥ 649,789 Less: Cash & Equivalents Less: Short-Term Investments Plus: Product Liability (after-tax) Plus: Debt (¥ 57,570) - (132,003) - 11,928 - 458,459 - (¥ 57,570) (132,003) 11,928 458,459 (¥ 57,570) (132,003) 11,928 458,459 (¥ 57,570) (132,003) 11,928 458,459 Implied Enterprise Value ¥ 777,900 - ¥ 983,900 ¥ 713,907 ¥ 930,602 Implied Enterprise Value Multiples LTM 9/15 Adjusted EBITDA ¥ 173,924 2015 Adjusted EBITDA 172,698 2016 Adjusted EBITDA 198,410 LTM 9/15 Net Sales 1,768,661 4.5x - 4.5x - 3.9x - 0.44x - 5.7x 5.7x 5.0x 0.56x 4.1x 4.1x 3.6x 0.40x 5.4x 5.4x 4.7x 0.53x (1) Converted at the spot exchange rate of $6.578/RMB as of January 19, 2016 (2) 16.4 million shares issued and outstanding as of January 19, 2016 Source: Company SEC filings, Company management.

10 Introduction and Transaction Overview Valuation Conclusion $3.62 JST Pre-Announcment $4.00 JST Share Per Share Merger Share Price (9/14/2015) Price (01/19/16)Consideration of $6.00 Discounted Cash Flow Analysis Selected Public Company Analysis /M&A Transaction Analysis Concluded Valuation Range

 Section 2 Valuation Analysis

12 Valuation Analysis Financial Performance Financial Performance Summary (RMB in thousands) FYE December 31, LTM Management Projections 2011A 2012A 2013A 2014A 9/30/2015 2015E 2016P 2017P 2018P 2019P 2020P Net Sales ¥ 1,414,289 ¥ 1,324,952 ¥ 1,397,861 ¥ 1,472,045 ¥ 1,768,661 ¥ 1,787,302 ¥ 1,966,032 ¥ 2,070,372 ¥ 2,173,891 ¥ 2,282,585 ¥ 2,396,715 % Growth NA -6.3% 5.5% 5.3% 23.2% 21.4% 10.0% 5.3% 5.0% 5.0% 5.0% Gross Profit (Excluding Depr.) ¥ 547,317 ¥ 468,700 ¥ 490,651 ¥ 505,683 ¥ 537,879 ¥ 541,860 ¥ 596,046 ¥ 631,820 ¥ 667,759 ¥ 705,712 ¥ 745,791 % margin 38.7% 35.4% 35.1% 34.4% 30.4% 30.3% 30.3% 30.5% 30.7% 30.9% 31.1% EBITDA ¥ 196,495 ¥ 129,479 ¥ 145,188 ¥ 141,745 ¥ 140,465 ¥ 139,717 ¥ 163,519 ¥ 176,338 ¥ 189,503 ¥ 203,543 ¥ 218,514 % margin 13.9% 9.8% 10.4% 9.6% 7.9% 7.8% 8.3% 8.5% 8.7% 8.9% 9.1% Adjusted EBITDA (1) ¥ 217,280 ¥ 155,358 ¥ 179,689 ¥ 176,608 ¥ 173,924 ¥ 172,698 ¥ 198,410 ¥ 212,918 ¥ 227,789 ¥ 242,777 ¥ 258,731 % Margin 15.4% 11.7% 12.9% 12.0% 9.8% 9.7% 10.1% 10.3% 10.5% 10.6% 10.8% % Growth NA -28.5% 15.7% -1.7% 21.3% -2.2% 14.9% 7.3% 7.0% 6.6% 6.6% Maintenance CapEx ¥ 23,237 ¥ 14,086 ¥ 15,711 ¥ 27,980 ¥ 26,018 ¥ 40,000 ¥ 40,000 ¥ 40,000 ¥ 40,000 ¥ 40,000 ¥ 40,000 as % of sales 1.6% 1.1% 1.1% 1.9% 1.5% 2.2% 2.0% 1.9% 1.8% 1.8% 1.7% Net Working Capital ¥ 802,590 ¥ 756,422 ¥ 840,269 ¥ 860,221 ¥ 1,109,042 ¥ 1,161,109 ¥ 1,282,973 ¥ 1,355,413 ¥ 1,425,503 ¥ 1,498,173 ¥ 1,574,571 as % of Sales 56.7% 57.1% 60.1% 58.4% 62.7% 65.0% 65.3% 65.5% 65.6% 65.6% 65.7% (1) Adjusted for excess public company costs and includes government grants. Source: Company SEC filings, Company management.

13 Valuation Analysis Discounted Cash Flow Analysis - Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. • Projected free cash flows are converted at each period from RMB to USD based on the forward rates. The cash flows are discounted using a USD-based weighted average cost of capital and converted back into RMB using a current spot exchange rate. Discounted Cash Flow Key Assumptions • Duff & Phelps used financial projections as provided by the Company’s management for the years ending December 31, 2015-2020 (excluding public company expenses, as provided by Company management). • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a range of EBITDA exit multiples. • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15.00% to 17.00%, derived from the Capital Asset Pricing Model. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: - The Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 6.0% over the five-year period ending 2020. - Adjusted EBITDA is projected to increase at a CAGR of 9.4% over the five-year period ending 2020. - The Company’s average Adjusted EBITDA margin over the 2015-2020 projection period is 8.4%. - Capital expenditures (“CapEx”) are projected to average approximately 1.9% of net sales over the period from 2015 through 2020.

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(RMB in thousands, except per share data)

	LTM 9/15	2015E	2016P	2017P	2018P	2019P	2020P
Net Sales	¥ 1,768,661	¥ 1,787,302	¥ 1,966,032	¥ 2,070,372	¥ 2,173,891	¥ 2,282,585	¥ 2,396,715
% growth		*21.4%*	*10.0%*	*5.3%*	*5.0%*	*5.0%*	*5.0%*
Adjusted EBITDA	¥ 173,924	¥ 172,698	¥ 198,410	¥ 212,918	¥ 227,789	¥ 242,777	¥ 258,731
% margin	*9.8%*	*9.7%*	*10.1%*	*10.3%*	*10.5%*	*10.6%*	*10.8%*
		10/15-12/15					
Earnings Before Interest and Taxes		¥ 37,311	¥ 144,323	¥ 154,831	¥ 165,702	¥ 176,690	¥ 188,645
Pro Forma Taxes @ 15.0%		(5,597)	(21,648)	(23,225)	(24,855)	(26,504)	(28,297)
Net Operating Profit After Tax		¥ 31,715	¥ 122,675	¥ 131,606	¥ 140,847	¥ 150,187	¥ 160,348
Depreciation		¥ 8,847	¥ 54,087	¥ 58,087	¥ 62,087	¥ 66,087	¥ 70,087
Capital Expenditures		(30,388)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)
(Increase) Decrease in Working Capital		(52,067)	(121,864)	(72,439)	(70,090)	(72,670)	(76,398)
Withholding Tax @ 10.00%		0	(394)	(6,630)	(8,189)	(9,265)	(10,308)
Free Cash Flow		(¥ 41,893)	¥ 14,503	¥ 70,625	¥ 84,655	¥ 94,339	¥ 103,729

Enterprise Value		**Low**	**Mid**	**High**
Terminal Multiple		4.9x	5.4x	5.9x
Weighted Average Cost of Capital		17.00%	16.00%	15.00%
Enterprise Value Range (Rounded)		**¥ 723,984**	**¥ 810,769**	**¥ 904,127**
Implied Per Share Value Range - USD [1]		**$4.09**	**$4.89**	**$5.75**

Implied Enterprise Value Multiples				
LTM 9/15 Adjusted EBITDA	¥ 173,924	4.2x	4.7x	5.2x
2015 Adjusted EBITDA	172,698	4.2x	4.7x	5.2x
2016 Adjusted EBITDA	198,410	3.6x	4.1x	4.6x
LTM 9/15 Net Sales	1,768,661	0.41x	0.46x	0.51x

(1) Converted at the spot exchange rate of $6.578/RMB as of January 19, 2016

Source: Company SEC filings, Company management.

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15 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps reviewed the current trading multiples of five publicly traded companies that we determined to be relevant to our analysis. • These companies operate in the Electrical Components and Equipment industry. • Duff & Phelps analyzed the LTM and projected revenue, EBITDA, and EBIT multiples for each of the selected publicly traded companies. Selected M&A Transactions Analysis • Duff & Phelps selected M&A transactions involving target companies that Duff & Phelps determined to be relevant to its analysis. Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective revenue and EBITDA. • Duff & Phelps selected 17 precedent M&A transactions within the Electrical Components and Equipment industry. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Based on our review of publicly available information, none of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

16 Valuation Analysis Selected Public Companies Analysis - Performance Metrics Selected Public Company Analysis ($ in millions, except per share data) COMPANY INFORMATION 3-YRCAGR REVENUE GROWTH EBITDA GROWTH 3-YRAVG EBITDA MARGIN Company Name LTM 2015 2016 3-YR CAGR LTM 2015 2016 LTM 2015 2016 ABB Ltd. 1.6% -10.5% -11.0% 0.0% -0.3% 11.1% -16.1% 7.0% 13.6% 14.7% 13.0% 13.9% AZZ incorporated 20.3 6.4 10.1 5.0 16.9 15.5 9.6 9.0 20.2 19.6 19.1 19.8 Hubbell Inc. 5.4 2.8 1.3 2.5 6.7 1.7 -7.2 4.9 17.7 17.6 16.1 16.5 Powell Industries, Inc. -1.4 2.2 -18.8 -6.5 -14.4 -9.4 -15.2 44.0 7.1 5.7 5.9 9.1 Schneider Electric SE 3.7 9.8 6.5 0.6 1.3 6.1 4.6 3.7 15.6 14.8 14.7 15.1 Mean Median 5.9% 3.7% 2.1% 2.8% -2.4% 1.3% 0.3% 0.6% 2.0% 1.3% 5.0% 6.1% -4.9% -7.2% 13.7% 7.0% 14.9% 15.6% 14.5% 14.8% 13.8% 14.7% 14.9% 15.1% Jinpan 1.3% 23.2% 21.4% 10.0% -6.7% 21.3% -2.2% 14.9% 12.2% 9.8% 9.7% 10.1% LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

17 Valuation Analysis Selected Public Companies Analysis - Valuation Multiples Selected Public Company Analysis ($ in millions, except per share data) COMPANY INFORMATION MARKET DATA ENTERPRISE VALUE AS MULTIPLE OF Company Name Stock Price on 1/19/16 % of 52- Wk High Enterprise Value LTM EBITDA 2015 EBITDA 2016 EBITDA LTM EBIT 2015 EBIT 2016 EBIT LTM Revenue ABB Ltd. $16.40 75.6% $39,149 7.3x 8.5x 7.9x 9.3x 11.1x 10.3x 1.1x AZZ incorporated 49.12 82.0 1,580 9.3 9.2 8.4 12.8 12.6 11.4 1.8 Hubbell Inc. 88.49 76.1 5,286 8.8 9.6 9.2 10.1 NA NA 1.6 Powell Industries, Inc. 23.18 55.1 222 5.9 7.0 4.8 9.2 15.6 13.3 0.3 Schneider Electric SE 52.16 63.8 37,465 8.9 8.8 8.5 10.8 11.2 10.4 1.3 Mean $45.87 70.5% $16,740 8.0x 8.6x 7.8x 10.5x 12.6x 11.3x 1.22x Median $49.12 75.6% $5,286 8.8x 8.8x 8.4x 10.1x 11.9x 10.9x 1.32x LTM = Latest Twelve Months Enterprise Value = (Market Capitalization) + (Debt + Peferred Stock + Non-Controlling Interest) - (Cash & Equivalents) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transaction Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
9/7/2015	Richtek Technology Corp.	Richtek Technology Corporation, provides power management solutions in Taiwan.	MediaTek Inc.	$778	$383	$67	17.6%	2.03x	11.5x
6/16/2015	SL Industries Inc.	SL Industries, Inc. manufactures, and markets power electronics, motion control, power protection, and power quality electromagnetic equipment.	Handy & Harman Ltd.	$154	$202	$22	10.7%	0.76x	7.1x
4/1/2014	Professional Power Products, Inc.	Professional Power Products, Inc. designs, manufactures, and sells custom engineered integrated electrical power generation systems.	Power Solutions International, Inc.	$71	$40	$9	21.3%	1.75x	8.2x
10/4/2013	Ansaldo Energia S.p.A.	Ansaldo Energia S.p.A. supplies, installs, and provides services for power generation plants and components to governments, public utilities, independent power producers, and industrial customers in Italy and internationally.	Fondo Strategico Italiano S.p.A.	$1,629	$1,767	$181	10.3%	0.92x	9.0x
6/20/2013	Marelli Motori S.p.A.	Marelli Motori S.p.A. designs, manufactures, and sells a range of generators and electric motors to power generation, industrial, petrochemical, and marine market sectors.	The Carlyle Group LP	$280	$197	$29	14.9%	1.42x	9.5x
2/24/2014	Shanghai Zhezhong Electric Co., Ltd.	Shanghai Zhezhong Electric Co., Ltd. designs, manufactures, and sells power switchgear systems.	Shanghai Zhezhong Construction Co., Ltd. (nka:Shanghai Zhezhong Group Co., Ltd.)	$115	$55	N/A	N/A	NM	N/A
3/7/2013	Groupe Myrra	Groupe Myrra manufactures transformers and chokes for electronic as well as industrial equipments.	Acal plc	$15	$27	$2	9.1%	0.54x	5.9x
2/28/2013	Jiangsu Huaxing Transformer Co., Ltd.	Jiangsu Huaxing Transformer Co., Ltd. manufactures and markets transformers and accessories.	JiangSu ZhongLian Electric Co., Ltd.	$19	$22	N/A	N/A	0.88x	N/A
5/21/2012	Cooper Industries plc	Cooper Industries plc manufactures and sells electrical components and tools in the United States and internationally.	Eaton Corporation plc	$12,272	$5,535	$973	17.6%	2.22x	12.6x

Source: S&P Capital IQ, Mergermarket, and SEC filings

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Valuation Analysis

Selected M&A Transactions Analysis (Continued)

Selected M&A Transaction Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
3/27/2012	Tyco Flow Control International Ltd.	Tyco Flow Control International Ltd. offers design, manufacture, and servicing of engineered valves, actuation and controls, electric heat management solutions, and water transmission and distribution products, and water/wastewater systems.	Pentair plc	$5,322	$3,748	$434	11.6%	1.42x	12.3x
1/29/2012	Thomas & Betts Corp.	Thomas & Betts Corporation engages in the design, manufacture, and marketing of components used to manage the connection, distribution, and transmission of electrical power in industrial, construction, and utility applications in North America and Europe.	ABB Control Inc.	$3,766	$2,298	$376	16.3%	1.64x	10.0x
9/21/2011	Goodrich Corp.	Goodrich Corporation supplies aerospace components, systems, and services for the commercial and general aviation airplane, and defense and space markets primarily in the United States, Europe, Canada, and the Asia Pacific.	United Technologies Corporation	$18,123	$7,452	$1,421	19.1%	2.43x	12.8x
7/25/2011	Hansen Transmissions International	ZF Wind Power Antwerpen NV engages in the design, manufacture, sale, and servicing of tailor-made gearboxes for wind turbines. It markets its products to the manufacturers of gear driven wind turbines worldwide.	ZF International B.V.	$752	$544	$57	10.5%	1.38x	13.2x
3/29/2011	Converteam SAS (nka:GE Energy Power Conversion France SAS)	GE Energy Power offers motors and generators, drives and converters, and automation and process controls to customers in renewable energy, power generation, oil and gas, offshore, marine, industry, and services markets in France and internationally.	GE Energy Management, Inc.	$3,984	$1,500	$239	15.9%	2.66x	16.7x
3/9/2011	Tognum AG	Rolls-Royce Power Systems AG manufactures and sells engines, propulsion systems, drive systems, industrial drives, and onsite energy systems worldwide.	Rolls Royce Holdings plc	$4,923	$3,863	$519	13.4%	1.27x	9.5x
11/29/2010	Baldor Electric Company	Baldor Electric Company designs and manufactures industrial electric motors, drives, and mechanical power transmission products.	ABB Ltd.	$4,107	$1,647	$296	18.0%	2.49x	13.9x
11/14/2010	Bucyrus International Inc.	Caterpillar Global Mining LLC manufactures and markets mining equipment for the extraction of coal, copper, oil sands, iron ore, and other minerals in mining centers worldwide.	Caterpillar Inc.	$8,642	$3,059	$593	19.4%	2.82x	14.6x
4/23/2010	Chloride Group Limited	Chloride Group Limited manufactures, sells, and provides power supply systems, power conditioners, and after-sale technical support services.	Emerson Electric Co.	$1,550	$506	$71	14.0%	3.06x	21.9x
			Mean	**$3,695**	**$1,825**	**$330.6**	**15.0%**	**1.75x**	**11.8x**
			Median	**$1,589**	**$1,022**	**$210.1**	**15.4%**	**1.64x**	**11.9x**

Source: S&P Capital IQ, Mergermarket and SEC Filings

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DUFF & PHELPS

20 Valuation Analysis Selected Public Companies / M&A Transactions Conclusions Selected Public Company / M&A Transaction Analysis Summary (RMB in thousands, except per share data) Enterprise Valuation Multiples Valuation Summary Metric Public Company Public Company Transaction Range Median Median Company Selected Multiple Range Enterprise Value Range Performance 2015 Adjusted EBITDA 7.0x - 9.6x 8.8x — 4.75x - 6.00x ¥ 172,698 ¥ 820,314 - ¥ 1,036,186 2016 Adjusted EBITDA 4.8x - 9.2x 8.4x — 4.25x - 5.50x 198,410 843,241 - 1,091,254 Enterprise Value Range (Rounded) ¥ 831,800 - ¥ 1,063,700 Implied Per Share Value Range - USD (1) $5.09 - $7.21 Implied Enterprise Value Multiples LTM 9/15 Adjusted EBITDA 5.9x - 9.3x 8.8x 11.9x ¥ 173,924 4.8x - 6.1x 2015 Adjusted EBITDA 7.0x - 9.6x 8.8x — 172,698 4.8x - 6.2x 2016 Adjusted EBITDA 4.8x - 9.2x 8.4x — 198,410 4.2x - 5.4x LTM 9/15 EBIT 9.2x - 12.8x 10.1x — 121,981 6.8x - 8.7x 2015 EBIT 11.1x - 15.6x 11.9x — 123,959 6.7x - 8.6x 2016 EBIT 10.3x - 13.3x 10.9x — 144,323 5.8x - 7.4x LTM 9/15 Net Sales 0.33x - 1.82x 1.32x 1.64x 1,768,661 0.47x - 0.60x (1) Converted at the spot exchange rate of $6.578/RMB as of January 19, 2016

 Section 3 Valuation Summary

22 Valuation Summary Valuation Conclusion Valuation Conclusion (RMB in thousands, except per share data) Proposed Low High Transaction Enterprise Value Discounted Cash Flow Analysis Selected Public Company Analysis ¥ 723,984 - 831,800 - ¥ 904,127 1,063,700 Enterprise Value Conclusion ¥ 777,900 - ¥ 983,900 Plus: Cash (1) Plus: Short-Term Investments (1) Less: Product Liability (After-Tax) (2) Less: Debt (1) 57,570 - 132,003 - (11,928) - (458,459) - 57,570 132,003 (11,928) (458,459) Aggregate Equity Value ¥ 497,086 - ¥ 703,086 Less: Value of Stock Options (1,951) - (2,687) Common Equity Value ¥ 495,136 - ¥ 700,399 Shares Issued and Outstanding (000's) (3) 16,419 - 16,419 Resulting Per Share Price - USD (4) $4.58 - $6.49 $6.00 Implied Multiples LTM 9/15 Adjusted EBITDA 2015 Adjusted EBITDA 2016 Adjusted EBITDA LTM 9/15 Net Sales ¥ 173,924 172,698 198,410 1,768,661 4.5x - 4.5x - 3.9x - 0.44x - 5.7x 5.7x 5.0x 0.56x (1) Balance as at September 30, 2015 (2) Based on Company management's estimate (3) 16,418,456 common shares, par value $0.0045 per shares (4) Converted at the spot exchange rate of $6.578/RMB as of January 19, 2016

Appendix 1 Duff & Phelps December 14, 2014 Valuation Analysis

24 Duff & Phelps December 14, 2014 Valuation Analysis Financial Performance Summary and Forecasted Business Plan Financial Performance Summary (RMB in thousands) FYE December 31, 2010A 2011A 2012A 2013A LTM 9/30/2014 2014E 2015P Management Projections 2016P 2017P 2018P 2019P Net Sales % growth ¥ 967,074 ¥ 1,414,289 46.2% ¥ 1,324,952 -6.3% ¥ 1,397,861 5.5% ¥ 1,427,956 6.8% ¥ 1,421,158 1.7% ¥ 1,478,108 4.0% ¥ 1,544,231 4.5% ¥ 1,616,286 4.7% ¥ 1,683,002 4.1% ¥ 1,755,659 4.3% Gross Profit (Excluding Depr.) ¥ 399,938 ¥ 546,607 ¥ 468,656 ¥ 491,279 ¥ 490,590 ¥ 511,870 ¥ 525,194 ¥ 540,997 ¥ 561,787 ¥ 581,308 ¥ 602,205 % margin 41.4% 38.6% 35.4% 35.1% 34.4% 36.0% 35.5% 35.0% 34.8% 34.5% 34.3% EBITDA ¥ 126,420 ¥ 195,785 ¥ 129,435 ¥ 145,815 ¥ 142,588 ¥ 160,844 ¥ 163,057 ¥ 167,293 ¥ 170,646 ¥ 174,021 ¥ 177,336 % margin 13.1% 13.8% 9.8% 10.4% 10.0% 11.3% 11.0% 10.8% 10.6% 10.3% 10.1% Adjusted EBITDA (1) ¥ 148,689 ¥ 216,571 ¥ 155,314 ¥ 180,317 ¥ 175,433 ¥ 190,915 ¥ 194,209 ¥ 199,711 ¥ 204,457 ¥ 209,212 ¥ 213,945 % margin 15.4% 15.3% 11.7% 12.9% 12.3% 13.4% 13.1% 12.9% 12.6% 12.4% 12.2% % growth 45.7% -28.3% 16.1% — 5.9% 1.7% 2.8% 2.4% 2.3% 2.3% Maintenance CapEx ¥ 20,815 ¥ 23,237 ¥ 14,086 ¥ 15,711 ¥ 12,668 ¥ 20,000 ¥ 30,000 ¥ 40,000 ¥ 40,000 ¥ 40,000 ¥ 40,000 as % of Sales 2.2% 1.6% 1.1% 1.1% 0.9% 1.4% 2.0% 2.6% 2.5% 2.4% 2.3% Net Working Capital ¥ 754,858 ¥ 802,589 ¥ 756,423 ¥ 840,261 ¥ 910,995 ¥ 847,604 ¥ 882,556 ¥ 944,314 ¥ 989,062 ¥ 1,085,649 ¥ 1,157,349 as % of Sales 78.1% 56.7% 57.1% 60.1% 63.8% 59.6% 59.7% 61.2% 61.2% 64.5% 65.9% (1) Adjusted for excess public company costs and includes government grants.

25 Duff & Phelps December 14, 2014 Valuation Analysis Valuation Conclusion Valuation Conclusion (RMB in thousands, except per share data) Low High Proposed Transaction Enterprise Value Discounted Cash Flow Analysis Selected Public Company Analysis ¥ 859,850 - 968,000 - ¥ 1,013,730 1,152,800 Enterprise Value Conclusion ¥ 913,900 - ¥ 1,083,300 Plus: Cash (1) Plus: Short-Term Investments (1) Less: Product Liability (after-tax) (2) Less: Debt (1) 57,089 - 53,004 - (9,555) - (269,910) - 57,089 53,004 (9,555) (269,910) Aggregate Equity Value ¥ 744,528 - ¥ 913,928 Less: Value of Stock Options (3) (1,247) - (3,760) Common Equity Value ¥ 743,281 - ¥ 910,168 Shares Issued and Outstanding (000's) (4) 16,419 - 16,419 Resulting Per Share Price - USD (5) $7.31 - $8.95 $8.80 Implied Multiples LTM 9/14 Adjusted EBITDA 2014 Adjusted EBITDA 2015 Adjusted EBITDA LTM 9/14 Net Sales ¥ 175,433 190,915 194,209 1,427,956 5.2x - 4.8x - 4.7x - 0.64x - 6.2x 5.7x 5.6x 0.76x (1) Balance as at September 30, 2014. (2) Based on Company management's estimate. (3) Based on the treasure stock method. (4) 16,418,456 common shares, par value $0.0045 per shares. (5) Converted at the spot exchange rate ($6.195) as at 12/15/2014.

 Appendix 02 Assumptions, Qualifications, and Limiting Conditions

27 Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered. Assumptions and Reliance - In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps with the Company’s the and Special Committee’s consent: • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information; • Relied upon the fact that the Special Committee, Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections, including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions; • Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction; • Assumed that the representations and warranties made in the Transaction Documents are true and correct and that each party will fully and timely perform all covenants and agreements required to be performed by such party; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed; • Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have any material adverse effect on the Company or on any other party to the Proposed Transaction, and without any material adverse effect on the contemplated benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion including as to the reasonableness of such assumptions.

28 Assumptions, Qualifications, and Limiting Conditions Qualifications - If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date hereof. The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Proposed Transaction, or (iii) advise the Special Committee, the Board of Directors, or any other party with respect to alternatives to the Proposed Transaction. • Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

29 Assumptions, Qualifications, and Limiting Conditions Limiting Conditions - If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of the Opinion may be provided to the Board of Directors and included in the filings of Schedule 13E-3 to be submitted to the SEC in relation to the Proposed Transaction. • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, the Company, and the Special Committee dated October 5, 2015 (the “Engagement Letter”). The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.